Exhibit 10.14

EXECUTION COPY

IPC The Hospitalist Company

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated effective as of January 11, 2008 (the “Effective Date”), by and between IPC The Hospitalist Company, a Delaware corporation (the “Company”), and RICHARD RUSSELL (“Employee”) amends, restates and supersedes that certain Employment Agreement, dated as of February 19, 2003, between In-Patient Consultants Management, Inc, which is the former name of the Company, and the Employee (the “Prior Agreement”).

BACKGROUND INFORMATION

A. The Company desires to encourage the continuity of its management and secure for its benefit the skills of individuals who provide unique value to its operations;

B. The Company recognizes that Employee possesses certain skills and expertise which give Employee peculiar value to the Company, the loss of which cannot be reasonably or adequately replaced;

C. The Company desires to retain these skills for the benefit of the Company and to provide Employee with compensation commensurate with such skills; and

D. Employee and the Company desire to enter amend, restate and supersede the Prior Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

BASIC EMPLOYMENT

1.1 Employment. The Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, to perform the duties more fully described below for the compensation and duration specified in this Agreement, as it may be amended from time to time, subject to and upon all the terms and conditions set forth herein.

1.2 Term. The term of employment under this Agreement shall commence as of the Effective Date, and continue in full force and effect after the Effective Date for a period of one (1) year (the “Term”); provided, however, that the Term shall automatically be extended for successive one (1) year periods unless either party provides the other with at least ninety (90) days advance written notice of its intention not to extend the Term. Each twelve (12) month period during the Term or any extension shall be referred to herein as a “Contract Year.” Notwithstanding anything to the contrary contained herein, the Term will terminate upon termination of Employee’s employment by the Company or by Employee pursuant to Article III below. Upon the Effective Date, all previously existing employment agreements or arrangements, including the Prior Agreement, between Employee and the Company (other than this Agreement) shall terminate automatically and be of no further force or effect.

1.3 Duties and Powers.

1.3.1 Service with the Company. During the Term, Employee shall (i) serve as the Company’s Executive Vice President and Chief Development Officer and shall report directly to the Chief Executive Officer of the Company (the “CEO”), (ii) have such responsibilities, duties and authorities, and render such services for the Company, that Employee has or renders for the Company as of the Effective Date, and (iii) have such other responsibilities, duties and authorities, and render such other services for the Company, that are consistent with Employee’s position as Executive Vice President and Chief Development Officer as the CEO may from time to time reasonably direct.

1.3.2 Service with Subsidiaries and other Affiliates. During the Term Employee shall (i) have such responsibilities, duties and authorities, and render such services for the Company’s subsidiaries and other affiliates that (a) Employee renders for such subsidiaries and other affiliates as of the Effective Date and (b) that are consistent with Employee’s position as Executive Vice President and Chief Development Officer of the Company, as the CEO may from time to time reasonably direct; and (ii) at the reasonable request of the CEO, serve as the Chief Financial Officer, Treasurer and/or director of each subsidiary or other affiliate of the Company; provided that Employee shall not be entitled to any additional compensation for serving as an officer or director of the Company’s subsidiaries and other affiliates.

1.3.3 Performance of Duties. Employee will devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness) to the business and affairs of the Company, its subsidiaries and other affiliates and shall perform the duties and carry out the responsibilities assigned to his, to the best of his ability and in a diligent, trustworthy, businesslike and efficient manner. Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during the Term he will not engage in any other business activity or have any business pursuits or interests, except activities or interests which do not conflict with the business of the Company, its subsidiaries and other affiliates and do not interfere with the performance of Employee’s duties hereunder; provided that Employee shall be permitted to (i) continue to serve on civic and charitable boards and committees (provided that in January of each year hereunder, Employee furnishes the Board with a list of the civic and charitable boards and committees on which Employee is then serving), and (ii) manage his personal investments and affairs, in each case so long as the activities referred to in clauses (i) and (ii) above otherwise comply with the terms and conditions of this Agreement, including the provisions of this Section 1.3.3; provided further that, other than the positions and entities listed in clause (i)(b) above, Employee shall not, without the prior written consent of the Board, be permitted to serve on any for profit entity’s board of directors or committee or hold any similar position with respect to any such entity.

1.4 Compensation. During the Term, the Company agrees to pay to Employee an initial base salary at the rate of $206,000.00 per annum, commencing on the date hereof (the “Base Salary”), pro rated for 2007 from the Effective Date. The Base Salary shall be payable in arrears in substantially equal payments at such frequency as is the custom and practice of the Company and on at least a monthly basis. During the Term, the Base Salary shall be subject to annual review by the compensation committee of the board of directors of the Company (the “Committee”), and the Base Salary may be increased by the Committee in its sole discretion, but the Base Salary (including any previously approved increase) may not be decreased as long as Employee remains a full-time employee of the Company.

1.5 Bonus Compensation. During the Term, in addition to the Base Salary, Employee shall be eligible to receive an annual performance-based cash bonus (“Annual Bonus”) during each Contract Year with respect to each fiscal year of the Company (subject to Section 4.1). The Annual Bonus shall be based upon quantitative and qualitative performance targets as established by the Committee in it sole discretion in accordance with the Company’s annual bonus plan; provided, that Employee’s Annual Bonus payable for achievement of the target level of performance designated by the Committee shall be not less than fifty percent (50%) of Base Salary in effect at the time the Committee establishes the Annual Bonus (the Annual Bonus for the 2007 Contract Year in effect at the Effective Date is deemed to meet this requirement). The Committee may, in its discretion, specify amounts of Annual Bonus payable above or below the designated target amount for achievement of performance at specified levels above or below the designated target level of performance. The Annual Bonus shall be payable to Employee at the same time bonuses are paid to other executive officers in accordance with the Company’s annual bonus plan, but in no event later than March 15 of the calendar year following the calendar year in which the Annual Bonus is not subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

1.6 Working Conditions/ Benefits.

1.6.1 Vacation. Employee shall be entitled to twenty (20) business days of paid vacation per calendar year, prorated for 2007. Any unused vacation days shall accrue from year to year up to a maximum of thirty-five (35) days accrued at any one time. Employee shall accrue ten (10) paid sick days per calendar year. The maximum accumulation of vacation and sick days shall be in accordance with the Company’s policies and practices.

1.6.2 Insurance and Other Benefits. During the Term, Employee shall be eligible to participate in and, if eligible, to receive employee and dependent group medical, dental, disability, life insurance, 401(k) and such other benefits made available by the Company in accordance with the Company’s policies and procedures established from time to time, or, if there is no policy or procedure in place at any applicable time, then on the same basis as other senior management of the Company.

1.6.3 Expenses. During the Term, Employee shall be entitled to reimbursement for all approved reasonable travel and other business expenses incurred by Employee in connection with his services to the Company pursuant to the terms of this Agreement. All business expenses for which Employee seeks reimbursement from the Company shall be adequately documented by Employee in accordance with the Company’s procedures covering expense reimbursement and in compliance with the regulations of the Internal Revenue Service.

1.6.4 Facilities. Company shall provide Employee with office space at its headquarters in North Hollywood, California, and secretarial and other support services and facilities commensurate with Employee’s position.

1.6.5 Equity Compensation Grants. During the Term, Employee shall be eligible to receive, at the discretion of the Committee, grants of stock options and/or other equity under, and subject to the terms of, the Company’s 2007 Incentive Compensation Plan or any such other incentive compensation plan that may be maintained by the Company from time to time.

ARTICLE II

PROPRIETARY AND CONFIDENTIAL INFORMATION

2.1 The Company’s Proprietary, Confidential and Trade Secret Information. Employee may have access to or otherwise obtain knowledge of confidential information of the Company and/or its affiliates (whether such affiliation is through a management agreement between the Company and/or another entity or otherwise) (“Affiliates”), including, without limitation, the Company’s and Affiliates’ selling and servicing methods and business techniques, software programs, policies and procedures, business records, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, information concerning the Company’s and Affiliates’ current or any future or proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, and other business information (“Confidential Information”). Confidential Information shall not include information that Employee can demonstrate: (i) was publicly available at the time of disclosure, or later became publicly available through no act or omission of the Employee; (ii) was rightfully in Employee’s possession prior to Employee’s date of employment by the Company; or (iii) was rightfully received by Employee from a third party without any obligation of confidentiality.

Employee acknowledges that (a) all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Employee and whether compiled by the Company, its Affiliates and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; (b) reasonable efforts have been made by the Company and its Affiliates to maintain the secrecy of such information; (c) all Confidential Information and materials have and will be made available to Employee only for the limited purpose of the performance of Employee’s duties as an employee; (d) all Confidential Information of the Company and its Affiliates has been developed or compiled by the Company and its Affiliates through substantial expenditures of time, effort and money and constitutes valuable and unique property of the Company and its Affiliates; and (e) all Confidential Information and materials are the sole property of the Company or its Affiliates. Any retention and use of such information by Employee during Employee’s employment with the Company

(except in the course of performing Employee’s duties and obligations hereunder) or after the termination of Employee’s employment shall constitute a misappropriation of the Company’s trade secrets and Confidential Information and unfair competition.

The Company’s and its Affiliates’ business is the development and implementation of programs for the management of comprehensive hospital-based care for patients within structural in-patient programs, the provision of hospitalist and associated services throughout the United States and the development and utilization of automated and electronic work tools and processes for hospital-based healthcare providers. Employee acknowledges and agrees that the development of relationships between the Company or its Affiliates and its customers and clients entails great expense and difficulty and requires frequent personal contact with such customers and clients, that the development of the Company’s and its Affiliates’ staff and employees entails great difficulty and expense and extensive training and supervision of such staff and employees, and that but for Employee’s employment by the Company, Employee would have no contact with or knowledge of the identities, addresses and other contact information pertaining to the Company’s or its Affiliates’ customers, clients, staff, or other employees, all of which constitute part of the Company’s and its Affiliates’ Confidential Information.

Accordingly, and without diminishing in any way the rights and remedies of the Company under any applicable law and regulation, Employee will keep in strict confidence, and will not, directly or indirectly, at any time during or after Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Employee’s duties of employment, use any Confidential Information or other trade secrets or confidential business and technical information of the Company or its Affiliates.

Employee expressly authorizes the Company to notify any person, firm entity, hospital, medical group, medical provider or corporation employing Employee in the future, or evidencing an intent to employ Employee in the future, of the existence and provisions of this Agreement.

Employee acknowledges that Employee’s use of Confidential Information regarding the Company accounts, clients, customers, staff and/or employees by Employee during or after the Term of Employee’s exclusive and non-exclusive employment by the Company or consultation with the Company, except as is necessary in the course and scope of performing Employee’s job duties for the Company, will materially and adversely affect the Company, and all of its shareholders, economically and otherwise, and constitutes unfair competition. Accordingly, as an additional inducement to the Company to enter into the Agreement with the Employee, Employee agrees that:

2.1.1 Use of Trade Secrets and Confidential Information. During and after the Term of Employee’s exclusive or non-exclusive employment by the Company or consultation with the Company, except as is necessary in the course and scope of performing Employee’s job duties for the Company, Employee will not use the Company’s trade secrets or Confidential Information, directly or indirectly, alone or in concert with any person or entity, for Employee’s own account or for, or on behalf of, any other person or entity, to solicit any business from accounts, clients or customers of the Company or its Affiliates who have dealt with the Company or its Affiliates at any time during the Term.

2.1.2 Non-Solicit. During the Term and for a period of two (2) years following expiration or termination of the Term, regardless of the reason for the termination, Employee will not directly or indirectly solicit or induce or attempt to solicit or induce any officer, director, employee, sales representative, agent or consultant of the Company or its Affiliates to terminate or adversely alter their employment, representation or other association with the Company or its Affiliates. In addition, at no time after Employee leaves employment with the Company will Employee seek to obtain or misappropriate any of the Company’s trade secrets or Confidential Information from any current or former Company employee or consultant.

2.1.3 Disclosure. In the event that Employee is requested or required in any proceeding to disclose any Confidential Information, Employee shall: (i) provide the Company with prompt written notice of such request(s) and the documents or information requested so that the Company or its Affiliates may seek an appropriate protective order and/or waive Employee’s compliance with the provisions of this Article II; and (ii) consult with the Company or its Affiliates as to the advisability of taking legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a written waiver from the Company or its Affiliates, the Employee is nonetheless, in the opinion of his legal counsel, compelled to disclose any of the Confidential Information or else stand liable for contempt or suffer other censure or penalty, Employee agrees to disclose to such tribunal only such Confidential Information as is legally required, which disclosure shall be without liability hereunder; provided, however, that Employee shall give the Company written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable and Employee shall request, from the parties to whom the Confidential Information is disclosed, assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company or its Affiliates designates.

2.2 Return Of Property. Employee agrees that upon termination of Employee’s employment with the Company, for any reason, Employee shall promptly return to the Company, in good condition, all property of the Company or its Affiliates, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any Confidential Information. In the event that such items are not so returned, the Company or its Affiliates will have the right to charge Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in taking, removing and/or recovering such property.

2.3 Assignment Of Inventions. Employee hereby assigns and agrees to assign to the Company, its Affiliates, successors, assigns or nominees, all of Employee’s right, title and interest in and to any and all “Inventions,” which include any and all discoveries, developments, designs, inventions, improvements, processes, techniques, business records, software programs, training, service and business manuals, promotional materials, training courses and other results and proceeds of Employee’s services, regardless of whether subject to patent, registration, trade mark or copyright protection or protection under similar statutes, made, conceived, suggested, either solely or jointly with others, by Employee while in the Company’s employ, whether in the course of employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s or its Affiliates’ business or result from the use of property owned, leased or contracted for by the Company. Inventions shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Any Inventions directly derivative of the Company’s or its Affiliates’ planned or existing products or services, developed or under development during Employee’s employment and made, conceived or suggested by Employee, either solely or jointly with others, within one (1) year following termination of Employee’s employment under the Agreement, or any successor agreement shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials and/or facilities. All work papers, reports, documentation, drawing, photographs, negatives, tapes and masters therefor, prototypes, other tangible items and materials, and all other results and proceeds of Employee’s services hereunder, made, conceived, or suggested, either solely or jointly with others, by Employee while in the Company’s employ, whether in the course of employment with the use of the Company’s time, material or facilities or in any way within or related to the existing or contemplated scope of the Company’s or its Affiliates’ business, including, without limitation, and such results and proceeds directly derivative of the Company’s or its Affiliates’ planned or existing products or services, developed or under development during Employee’s employment and made, conceived or suggested by Employee, either solely or jointly with others, within one (1) year following termination of Employee’s employment under the Agreement or any successor agreements, and including, without limitation, any and all such items generated and maintained on any form of electronic media, constitute specially commissioned works made for hire as defined in the United States Copyright Act, which works and the copyrights therein and thereto shall be the property of the Company or its Affiliates as the author thereof. To the extent that California law applies to this Agreement, this paragraph does not apply to any invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, the text of which is reproduced in Section 2.7, and Employee agrees and acknowledges that Employee will bear the full burden of proving to the Company that an Invention qualifies fully under Section 2870.

Upon request by the Company with respect to any such Inventions, Employee agrees to execute and deliver to the Company, at any time during or after Employee’s employment, such further documents as the Company may require in connection with the rights, privileges and property granted to the Company or its Affiliates in the preceding paragraph (the “Rights”), when so requested, at the expense of the Company, but without further or additional, consideration. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document(s) required in accordance with the provisions of this Article II, Employee irrevocably designates the Company or its Affiliates, or their nominee, as Employee’s agent or attorney-in-fact to act on Employee’s behalf, with the right, but not the obligation, to execute and deliver all such further documents for the purposes aforesaid. Employee also irrevocably designates the Company or its Affiliates, or their nominee, as Employee’s agent or attorney-in-fact, with the right but not the obligation, for the sole benefit of the Company or its Affiliates, and at the Company’s or its Affiliates’ expense, to bring, prosecute, defend and appear in suits, actions, and proceedings of any nature under or concerning all such Rights; and to take such action as the Company or its Affiliates may deem advisable to enforce, protect, and/or defend any of the Rights; and to litigate, collect and receipt for all damages arising from any infringement of any such Rights. Any such action may be taken by the Company or its Affiliates in the name of Employee or otherwise, and the Company or its Affiliates may join Employee as a plaintiff or defendant in any such suit, action or proceeding.

Employee further acknowledges that the foregoing assignment of rights is made in consideration of, and is adequately supported by good, valuable and sufficient consideration including but not limited to the agreement of the Company to employ Employee.

2.4 Disclosure of Agreement. At any time prior to an initial public offering of the common stock of the Company (an “IPO”), Employee shall not disclose the terms and conditions of the Agreement to any third party, except to (a) Employee’s attorneys, accountants and other advisors (after first instructing said person that same constitutes Confidential Information and trade secrets and securing said person’s irrevocable promise not to disclose same), (b) the extent Employee may be required to do so in connection with customary disclosures in the ordinary course of business, as, for example, in regard to loan applications, by judicial process, or in connection with governmental filings made in connection with an IPO of the Company.

2.5 Remedies. Employee acknowledges and agrees that the provisions of this Article II are reasonable and necessary to protect the legitimate professional and business interests of the Company and its Affiliates and that any breach or violation hereof would result in irreparable damage and injury to the Company or its Affiliates with the extent and the amount of the damages and injury being difficult, if not impossible, to ascertain. Employee acknowledges and agrees that such damages and injury cannot be adequately compensated with monetary damages, and Employee further agrees that the Company or its Affiliates may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Article II and/or specific enforcement of such provisions in addition to any other legal or equitable remedies which may be available and that are not inconsistent with the Dispute Resolution Procedure in Section 4.1, Employee agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Should litigation be instituted to enforce any provision of this Article II, the prevailing party will be entitled to recover all costs incurred in connection with such action, including without limitation reasonable legal fees, cost of investigation and cost of settlement; provided, however, that in the case of recovery by the Employee, such recovery shall only be allowed for amounts incurred during the life time of the Employee, the amount of such recovery provided during one calendar year shall not affect the amount of recovery during a subsequent calendar year, such recovery may not be exchanged or substituted for other forms of compensation to Employee, and any amounts paid with respect to such recovery will be paid no later than the last day of the Employee’s taxable year following the taxable year in which he incurred the expense giving rise to such recovery.

2.6 Reasonableness of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Article II are reasonable in the context of the nature of the Company’s and its Affiliates’ business and the competitive injuries likely to be sustained by the Company or its Affiliates if Employee were to violate such obligations. Employee further acknowledges that the Agreement is made in consideration of, among other things, this Article II and is adequately supported by good, valuable and sufficient consideration, including but not limited to the agreement of the Company to employ Employee. Employee specifically agrees that the provisions of this Article II shall survive the termination or expiration of the Agreement.

2.7 California Labor Code Section 2870.

2.7.1 Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or his rights in an invention to his or his employer shall not apply to an invention that the employee developed entirely on his or his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(b) Result from any work performed by the employee for the employer.

2.7.2 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (A), the provision is against the public policy of California and is unenforceable.

ARTICLE III

TERMINATION

3.1 Termination. The Term and Employee’s employment (a) shall automatically terminate immediately upon Employee’s death, (b) may be terminated at any time by the Board as set forth herein for Cause (as defined in Section 3.2.2) or without Cause, or by reason of Employee’s disability, upon written notice to Employee, (c) may be terminated at any time by Employee for Good Reason (as defined in Section 3.4.5) upon written notice to the Company, as set forth below, or (d) may be terminated at any time by Employee without Good Reason in accordance with Section 3.34. In the event of the Employee’s employment with the Company terminates after the expiration of the Term due to a notice of non-renewal by Employee in accordance with Section 1.2, the Employee shall only be entitled to the Accrued Obligations payable as described in Section 3.2.1 below. For purposes hereof, “disability” shall mean the Employee’s inability to perform Employee’s duties under this Agreement for sixty (60) consecutive days or one-hundred twenty (120) days during any twelve (12) month period, with or without reasonable accommodation, due to illness, accident, or other incapacity as determined by the Committee in its sole discretion.

3.2 Termination for Cause. The Company shall have the right to terminate Employee’s employment at any time for Cause by giving Employee written notice of the effective date of termination. The determination of whether Cause exists shall be made in the sole discretion of the CEO.

3.2.1 Obligations Upon Termination for Cause. If the Company terminates Employee’s employment for any of the reasons set forth in this Section 3.2.1, the Company shall have no further obligation hereunder from and after the effective date of such termination, except for (x) payment, within thirty (30) days of such termination, of Executive’s Base Salary through the date of termination, (y) payment of amounts or benefits accrued and vested as of the date of termination under any retirement plan, profit sharing plan, employee benefit plan, incentive compensation plan, deferred compensation plan or life insurance policy maintained by the

Company in accordance with the terms of such plans, and (z) any Annual Bonus earned and payable for the immediately preceding fiscal year to the extent unpaid on the date of such termination, payable at the same time as such annual bonuses are paid to other executives of the Company, but in no event later than March 15 of the calendar year following the year in which such Annual Bonus was no longer subject to a substantial risk of forfeiture (collectively, the “Accrued Obligations”), and the Company shall have all other rights and remedies available under this Agreement, at law or in equity.

3.2.2 Cause Definition. “Cause” shall solely be defined as:

(a) fraud, misappropriation, embezzlement or other act of material misconduct against the Company;

(b) substantial, continuing and willful failure to render services in accordance with the terms of this Agreement;

(c) knowing violation of any laws, rules or regulations of any governmental or regulatory body material to the business of the Company; or

(d) conviction of or a plea of nolo contendere to a felony or a crime including moral turpitude, or a charge or indictment of a felony or of any crime involving moral turpitude the defense of which renders Employee substantially unable to perform his services hereunder.

3.3 Voluntary Termination by Employee; Death or Disability. Employee may terminate his employment by the Company at any time without Good Reason upon sixty (60) days’ advance written notice to the Company. The Term shall automatically terminate in the event the Employee’s employment terminates as a result of his death or is terminated by the Company as a result of his disability. If Employee’s employment with the Company is terminated pursuant to this Section 3.3, the Company shall have no further obligation hereunder from and after the effective date of such termination except for the Accrued Obligations payable as described in Section 3.2.1 and the payments described in 4.1. Employee (or his heirs, executors or administrators) and the Company shall, however, continue to be bound by any provisions of this Agreement that expressly survive termination of the Term.

3.4 Termination by Employee for Good Reason or by Company without Cause.

3.4.1 Termination by Employee for Good Reason. Employee may terminate his employment with the Company for Good Reason upon written notice to the Company, provided, however, that in order for Employee to have a termination of employment for Good Reason due to an alleged material breach pursuant to Section 3.4.5(d) below, the Company must have failed to remedy such material breach within the thirty- (30) day cure period specified in Section 3.4.5 (or, in the case of any breach (or breaches) which is capable of cure, but not reasonably within such thirty (30) day period, then the Company must have failed to commence efforts to cure within such thirty (30) day period and, thereafter, must have failed to continue diligently in good faith its efforts to cure until such cure is effected).

3.4.2 Termination without Cause. The Company may terminate Employee’s employment without Cause upon sixty (60) days’ advance written notice to Employee.

3.4.3 Separation Benefits. In the event that Employee’s employment with the Company is terminated by Employee for Good Reason or by the Company without Cause, the Company shall pay or provide to Employee the Accrued Obligations payable as described in Section 3.2.1 and the payments described in 4.1. In addition, subject to (x) Employee’s execution and delivery to the Company of a release in the form as attached hereto as Exhibit A no later than forty-five (45) days following the date of such termination and (y) Employee’s non-revocation of such release, the Company shall pay or provide to Employee the following; (a) the Severance Payment, as set forth in Section 3.4.4; (b) the Welfare Benefits Payment, as set forth in Section 3.4.4; (c) medical and dental benefits to Employee and his covered dependents (to the extent applicable) upon the same terms and conditions as if Employee continued to remain an active employee of the Company (in all events below determined without regard for any diminution of such coverage constituting Good Reason for his resignation hereunder) for the Severance Period. Subsequent to the Severance Period, Employee (or his dependents, in the case of Employee’s death) will be eligible for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Coverage”) and making any payments required to be made by Employee or his dependents, if applicable; and (d) the payment of Annual Bonus specified in Section 4.2. Further, Employee shall be entitled to continued participation in certain welfare plans as described in Section 4.2. In addition, Employee and the Company shall continue to be bound by any provisions of this Agreement that expressly survive termination of this Agreement.

3.4.4 Severance and Welfare Benefits Payment. In the event that Employee is eligible to receive the Severance Payment pursuant to Section 3.4.3 above, Employee shall be entitled to the following: (a) a payment in amount equal to the product of the Base Salary (as in effect immediately before such termination, without taking into account any diminution in Base Salary constituting Good Reason for his resignation hereunder) (the “Severance Payment”) and (b) a lump sum cash payment, equal to the cost to the Company for providing life and disability insurance benefits to Employee, based upon the cost immediately preceding such termination, for a period of twelve (12) months (the “Welfare Benefits Payment”). The Severance Payment shall be divided into substantially equal monthly cash payments, which shall be payable in monthly installments, subject to Section 3.5 and subject to Employee’s execution of the release as provided in Section 3.4.3 for the duration of the twelve (12) month severance period. The Company will pay all applicable payroll taxes related to such payments and shall withhold the Employee’s payroll taxes. The Welfare Benefits Payment shall be paid at the time of payment of the first installment of the Severance Payments. Any monthly payments hereunder shall be paid on the same day of the month as the day of the month of Employee’s termination of employment.

3.4.5 Good Reason Definition. “Good Reason” shall mean the occurrence, without Employee’s express written consent, of any of the following events, provided that Employee shall have given the Company written notice that circumstances that Employee believes potentially constitute one of the following Good Reason events exist no later than ninety (90) days after the date that such circumstances come into existence, with specific explanation of the circumstances and the provision of this definition under which Good Reason has arisen:

(a) a substantial reduction in Employee’s status, title, position or authority at the Company such that Employee is no longer the Executive Vice President and Chief Development Officer of the Company.

(b) a reduction in the Base Salary or the target amount of any Annual Bonus which represents or will represent, in any 12-month period following such reduction, a reduction of $20,000 in either Base Salary, target Annual Bonus, or the aggregate of Base Salary and target Annual Bonus;

(c) the requirement that Employee render services outside of Los Angeles County, California or the relocation of the Company’s headquarters outside of Los Angeles County, California; provided, however, that the foregoing shall not apply as to reasonable business travel commensurate with Employee’s position; or

(d) any material breach by the Company of any provision of this Agreement.

provided, however, that Good Reason shall not exist unless, following receipt by the Company of Employee’s notice under this Section 3.4.5, the Company is provided with thirty (30) days to remedy the circumstances that would constitute Good Reason (or the additional period provided under Section 3.4.1). After receipt of Employee’s notice under this Section 3.4.5, Employee’s continued employment shall not, subject to the requirements under this Section 3.4.5, constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. Any termination of a Employee’s employment for Good Reason as a result of such event or condition must occur no later than the second anniversary of the date that such condition initially arose. At any time after such notice has been given and Good Reason exists (and has not been cured), the Company may not terminate Employee’s employment due to disability under Section 3.3.

3.4.6 Relationship to Change in Control Plan. It is intended that, if Employee qualifies for payments under both this Section 3.5 and under the separate Executive Change in Control Plan or a successor plan or arrangement thereto, he will be entitled to the greater of the payment and benefits provided either by this Agreement or such other plan or arrangement, but without duplication.

3.5 Rules for Compliance with Code Section 409A. This Section 3.5 serves to ensure compliance with applicable requirements of Section 409A. Certain provisions of this Section 3.5 modify other provisions of this Agreement. If the terms of this Section 3.5 conflict with other terms of the Agreement, the terms of this Section 3.5 control. Before January 1, 2009, the timing of payments and distributions under the Agreement and other terms relating to Section 409A compliance may be varied to the extent permitted under applicable Section 409A transition rules and in good faith compliance with Section 409A and IRS Notice 2005-1 and other applicable guidance under Section 409A.

3.5.1 Special Rules for Separate Payments.

(a) Separate Welfare Benefits Payments. If payable, the Welfare Benefits Payments shall be deemed to be separate payments from the payments under Section 3.3.1(b) equal to the cost of life and disability insurance benefits and payments, to the maximum extent permissible under Section 409A. These amounts shall be payable as a lump sum on the 60th day following termination of employment, to the maximum extent possible, under the short-term deferral rule set forth in Treasury Regulation § 1.409A-1(b)(4) and, to the extent such amounts are not payable as a short-term deferral, such amounts shall be payable instead under the “two-years/two-times” exclusion from Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii), up to the applicable limits of that exclusion and, to the extent such payment is not covered by the “two-years/two-times” exclusion, such amounts shall be deemed to be deferred compensation under Section 409A and shall be subject to the six-month delay rule set forth in Section 3.5.2, if applicable.

(b) Separate Severance Payments. If payable, payments in the nature of salary continuation payable under Section 3.3 shall be deemed to be separate payments from the payments in the nature of salary continuation under Section 3.4, to the maximum extent permissible under Section 409A. The Severance Payments under Section 3.4 and the payments under Section 3.3 shall further be deemed to be separate payments for purposes of Section 409A as follows:

(i)	Each monthly installment payable in the first three months following termination of employment shall be a separate payment, payable, to the maximum extent permissible, under the short-term deferral rule set forth in Treasury Regulation § 1.409A-1(b)(4). If the monthly installment payable in the third month following termination would be payable in March, such installment shall be paid no later than March 15. The first two of these monthly installments shall not be paid until the date after Employee has executed the release required under Section 3.4.3 or Section 3.3.1, as applicable, and may no longer revoke such release (this date varies but in no event is later than 52 days after termination of employment). If these payments are not payable under as a short-term deferral, they shall be payable instead under the “two-years/two-times” exclusion from Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii), up to the applicable limits of that exclusion (after applying the exclusion under Section 3.5.1(a)). To the extent these payments do not qualify as short-term deferrals or under the “two-year/two-times” exception, such amounts shall be deemed to be deferred compensation under Section 409A and shall be subject to the six-month delay rule set forth in Section 3.5.2, if applicable.

(ii)	Each month’s installment payable in the fourth, fifth and sixth months following Employee’s termination of employment shall be a separate payment payable, to the maximum extent permissible, under the “two-years/two-times” exclusion from Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii), up to the applicable limits of that exclusion (after applying the exclusion under Section 3.5.1(a)). To the extent these payments do not qualify under the “two-year/two-times” exception, such amounts shall be deemed to be deferred compensation under Section 409A and shall be subject to the six-month delay rule set forth in Section 3.5.2, if applicable.

(iii)

Each month’s installment payable from the seventh through the 18th month following Employee’s termination of employment shall be deemed to include two separate payments, one of which is a payment equal to one-twelfth of the amount of the “two-years/two-times” exclusion under Treasury Regulation § 1.409A-1(b)(9)(iii) not applicable to payments prior to the seventh month after termination under the rules set forth above and under the Executive Change in Control Plan or any other plan or arrangement providing for severance payments to Employee before the seventh month after termination (the “Excluded Portion”) and the other separate payment for each month being the remaining amount of such Severance Payment, if any (i.e., the total monthly Severance Payment minus the Excluded Portion), shall be deemed to be deferred compensation subject to Section 409A and shall be subject to the six-month delay rule set forth in Section 3.5.2, if applicable.

3.5.2 Six-Month Delay Rule.

(a) General Rule. The six-month delay rule will apply to certain payments and benefits under the Agreement if all of the following conditions are met:

(i)	Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) for the year in which the Termination occurs. The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(ii)	The Company’s stock is publicly traded on an established securities market or otherwise.

(iii)	The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after the Employee’s Termination.

(b) Effect of Rule. If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Employee’s Separation from Service.

(i)	Any delayed payment or benefit shall be paid on the date six months after Employee’s Separation from Service.

(ii)	During the six-month delay period, accelerated payment will occur in the event of the Employee’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 – A-6.

(iii)	Any payment that is not triggered by a termination of employment, or is triggered by a termination but would be made more than six months after the Termination (without applying this six-month delay rule), or is triggered by Employee’s death shall be unaffected by the six-month delay rule.

(c) Limit to Application of Six-Month Delay Rule. If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

3.5.3 Certain Benefits. With respect to benefits provided following Employee’s termination of employment, the provision of each such benefit (whether provided in kind by the Company, provided by third parties but to be paid for by the Company, or reimbursed to Employee by the Company) in each calendar year shall be deemed a separate payment by the Company, and each component separately covered by clauses (i) – (v) below shall be deemed a separate payment. The following payment rules apply to ensure, to the greatest extent possible, that provision of these benefits does not result in Section 409A penalties to Employee:

(i)	Payments that are non-taxable to Employee are intended to be not subject to Section 409A.

(ii)	Certain payments, including but not limited to business expense reimbursements, are excluded from being deemed deferrals of compensation under Treasury Regulation § 1.409A-1(b)(9)(v)(A), (B) and (C); such payments may be incurred or provided during the period from termination of employment until the last day of Employee’s second taxable year following the taxable year of Employee’s Termination, provided that reimbursements must be paid no later than the Employee’s third taxable year following the year of Employee’s Termination (or any greater or lesser period applicable to medical expenses under Treasury Regulation § 1.409A-1(b)(9)(v)(B)).

(iii)	Payments shall be excluded under other applicable provisions of Treasury Regulation § 1.409A-1 – A-6 (including Treasury Regulation § 1.409A-1(b)(4) and (10) – (12)).

(iv)

Any such payments not covered under the foregoing rules shall be payable to the greatest extent permissible as a reimbursement to Employee or as an in-kind benefit to Employee meeting the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv). For this purpose, the amount of any such payment in any one of Employee’s taxable years shall not affect the eligible amount of a related payment in any other of Employee’s taxable years (excluding medical expenses to the extent provided in Treasury Regulation § 1.409A-3(i)(1)((iv)(B)), and any payment in reimbursement of an eligible expense shall be made no later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. A payment subject to this clause (iv) may not be subject to liquidation or exchange for another benefit.

(v)	Any payment not excluded from being a deferral of compensation and not otherwise covered by clauses (i) – (iv) above shall nevertheless be payable as a separate payment under this Agreement.

3.5.4 Other Provisions.

(a) Separation from Service. References to “termination of employment” hereunder and references to “Separation from Service” mean Employee’s “separation from service” from the Company as such term is defined in Treasury Regulation § 1.409A-1(h) and other applicable guidance under Section 409A.

(b) No Influence on Year of Payment. In the case of any payment under the Agreement payable during a specified period of time following a termination of employment or other event, if such permitted payment period begins in one calendar year and ends in a subsequent calendar year, Employee shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Employee.

(c) Good Reason. The definition of “Good Reason” in Section 4(f)(iv) is intended to meet requirements so that a termination for Good Reason will constitute an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(d) Non-transferability. No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or of any of Employee’s beneficiaries.

(e) No Acceleration. The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Employee incurring a tax penalty.

ARTICLE IV

OTHER PAYMENTS AND BENEFITS

4.1 Annual Bonus Payable Following Certain Terminations. In the event of a termination of Employee’s employment due to death, disability, or in circumstances triggering

Severance Payments under Section 3.4, Employee (or his beneficiaries following his death) shall be entitled to receive a pro rata portion of his Annual Bonus for the fiscal year in progress at the date of termination of employment, based on the actual performance achieved for the full fiscal year determined in good faith by the Committee and consistent with its determinations for senior executives who remain in service to the Company at the time of such determination. The pro rata portion shall be equal to the number of calendar days in the fiscal year through the applicable termination date divided by 365 (or 366 in a leap year). Payment of any Annual Bonus so earned shall be made by March 15 of the year following the year of Employee’s termination. For any partial Contract Year which ends with the non-renewal of this Agreement, the Annual Bonus for the fiscal year in progress at the end of such Contract Year shall be payable on a pro rata basis in the same way, treating such non-renewal as a qualifying termination for purposes of this Section 4.2.

4.2 Commitment Regarding Continued Participation in Welfare Plans. Provided that Employee has reached the age of 55 and been employed by the Company more than five years, in the event of a termination of Employee’s employment due to death, disability, or in circumstances triggering Severance Payments under Section 3.4, the Company will in good faith use its best efforts to permit Employee (or his dependents, in the case of Employee’s death) to continue to participate in the Company’s employee and dependent group medical and dental benefit programs, with Employee (or his dependents) upon the same terms and conditions as if Employee continued to remain an active employee of the Company, for a period until both Employee and his spouse at the time of termination become eligible for Medicare coverage

ARTICLE V

MISCELLANEOUS

5.1 Dispute Resolution Procedure.

5.1.1 Arbitration. The parties agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship, shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.

5.1.2 Statement of Grievance. The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents then reasonably known to that party that support the grievance and the relief requested or proposed.

5.1.3 Mediation. If within thirty (30) days after the written statement of grievance the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the other party shall provide a statement of reasons, identifying witnesses or documents then reasonably known to that party in support of its position. Either party may then submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties within fourteen (14) business days thereafter. The Company will pay the cost of the mediation. Such mediation shall be completed within sixty (60) days of the submission of the dispute to a mediator.

5.1.4 Arbitration Proceeding. If the mediation does not produce a resolution of the dispute, or if the parties fail to cooperate with such mediation, the Company and Employee agree that final and binding arbitration will be the exclusive remedy for any employment related dispute between them which is based on a legally protected right, including without limitation, any common law claims such as breach of contract or commission of a tort, and any claims arising under the federal, state or local civil rights laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment or Retraining Notification Act, the California Fair Employment & Housing Act, the California Family Rights Act, California’s Pregnancy Disability Leave law, and all other federal, state or local employment related statutes, ordinances and common law. Employee acknowledges that Employee waives the right to litigate the foregoing employment related legal claims in a judicial forum before a judge or jury.

This arbitration provision does not apply to any Employee claim for workers’ compensation benefits (with the exception of claims pursuant to California Labor Code section 132a), claims under the National Labor Relations Act, unemployment compensation benefits or denial of benefits pursuant to the Employee Retirement Income Security Act (ERISA), or to the filing of Employee charges with government agencies.

5.1.5 Claim Initiation/Time Limits. A party must notify the other party in writing at the addresses indicated below of a request to arbitrate a dispute within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the claim is made; (ii) the statutory provision or legal theory under which the claim is made; and (iii) the nature and extent of any relief or remedy sought.

5.1.6 Procedures. Arbitration will be before a single arbitrator in Los Angeles, California, unless the parties mutually agree to hold the arbitration in a different location. The arbitration will be administered in accordance with the Employment Dispute Rules of the American Arbitration Association (“AAA”), a copy of which is available upon request to the Company. If the parties cannot agree on an arbitrator, then the AAA rules will govern selection. The Company will pay the fees of the AAA and the arbitrator. However, in the event Employee requests an arbitration, Employee will be required to contribute an amount equal to the fee required to file a complaint of the same type in the state court which is geographically closest to the site of the arbitration. Employee and the Company may be represented by counsel of their choosing at their own expense. However, the arbitrator may award attorneys’ fees and costs to a prevailing party if authorized by the statute or common law under which the claim is made.

5.1.7 Responsibilities of Arbitrator. The arbitrator will act as the impartial decision maker of any claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Employment Dispute Resolution Rules of the AAA and the statute or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Company or Employee is entitled to an award in its or his favor. The arbitrator will issue a signed written opinion and award that will include findings of fact and conclusions of law. If any monetary award is made, the arbitrator will specify the elements and factual basis for calculating the amount. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction. The decision of the arbitrator will be final and binding; provided, however, limited judicial review may be obtained in a court of competent jurisdiction: (i) on any ground referred to in the Federal Arbitration Act, 9 U.S.C. § 1 et seq.; (ii) where the findings of fact are not supported by substantial evidence; or (iii) where the arbitrator’s conclusions of law are erroneous.

5.2 Notices. Whenever notice is to be served hereunder, service shall be made personally, by facsimile transmission, by overnight courier or by registered or certified mail, return receipt requested. All postage and other delivery charges shall be prepaid by the party sending the notice. Notice shall be effective only upon receipt by the party being served, except notice shall be deemed received seventy-two (72) hours after posting by the United States Post Office, by method described above. Confirmation of receipt of any facsimile sent must be received in order to presume that the transmission was received. All notices shall be sent to the addresses described below unless changed by written notice pursuant to the terms of this Section:

To the Company:

IPC The Hospitalist Company

4605 Lankershim Boulevard, Suite 617

North Hollywood, CA 91602

Attention: President

Facsimile: (818) 766-3999

To Employee:

1331 Cordell Place

Los Angeles, California 90069

5.3 Determinations by the Board or the Committee. Except as specifically provided herein to the contrary, with respect to any determinations to be made by the board or directors of the Company (the “Board”) or the Committee in connection with Employee’s employment (or termination of employment) hereunder, Employee shall not have the right to participate in the deliberations of such determination and shall abstain from any vote of the Board or the Committee with respect thereto.

5.4 Section 409A. It is intended that any income or payments to Employee provided pursuant to this Agreement (any such income or payments being referred to as “Payments”) will not be subject to the tax penalty and interest under Section 409A (a “Section 409A Tax”). The provisions of the Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. To the extent permitted under Section 409A, the Company and Employee agree to amend (including retroactively) the Agreement in order to comply with Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of, or reduce the amount of, any Section 409A Tax. The Company and Employee shall reasonably cooperate to provide full effect to this provision and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either party. The parties agree that neither party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other party.

5.5 No Mitigation; No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action (provided Employee enters into and does not rescind the general release provided in Section 3.4.3 and subject to the proviso in the succeeding sentence) which the Company may have against Employee or others, other than any action the Company may need to take pursuant to Section 304 of the Sarbanes-Oxley Act of 2002. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment; provided that the Company’s obligation under Section 3.4.3 and Section 4.2 with respect to medical and dental benefits shall be limited to the extent that Employee obtains any such medical or dental benefits from another employer during the benefit continuation period provided thereunder, in which case the Company may reduce the coverage of any medical and dental benefits it is required to provide Employee under Section 3.4.3 as long as the aggregate coverages of the combined benefits provided by the Company and such other employer are comparable to the benefits to be provided to Employee by the Company under Section 3.4.3. The provisions of this Section 4.5 shall survive the expiration or earlier termination of this Agreement for any reason.

5.6 Assignability. The Company may assign its interest in this Agreement to any subsidiary or affiliate of the Company or in connection with a merger or sale of all or substantially all of the assets of the Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company. Employee may not assign or transfer this Agreement, it being deemed personal to Employee only, provided, however, upon Employee’s death, Employee’s heirs, executors and/or administrators may seek collection of any sums that may have been due Employee as of Employee’s death. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

5.7 Deductions. The Company shall deduct from any payment to Employee hereunder such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

5.8 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

5.9 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

5.10 Headings. The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

5.11 Entire Agreement. This Agreement, together with the Exhibits and any extensions or renewals hereof, constitutes the parties’ entire Agreement with respect to the subject matter hereof and supersedes all prior statements or agreements, both written and oral except for award agreements related to grants of equity-based compensation to Employee. This Agreement may be amended only by a writing signed by the parties.

5.12 Governing Law. The validity, interpretation and construction of this Agreement, and all other matters related to the Agreement, shall be interpreted and governed by the laws of the State of California.

5.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.

5.14 Acknowledgements. Employee and the Company each acknowledge and represent to the other that each of them (a) has carefully read and understands this Agreement, (b) has had the opportunity to consult with legal counsel prior to executing this Agreement, (c) understands the legal effect and binding nature of this general Agreement, and (d) is acting voluntarily (and not as a result of any threats or coercion) and with full knowledge of their actions in executing this Agreement, with the intent of being bound by this Agreement.

5.15 Future Cooperation. Following the end of the Term, as the Company in its sole discretion deems necessary to effectuate a smooth transition, or in connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, Employee agrees to make himself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, render consulting services and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Separate from any compensation provided pursuant to any other provision of this Agreement, the Company agrees that if the provision of such services is more than minimal in nature, it shall promptly compensate Employee at the rate of $500 per hour, and will reimburse Employee for reasonable out of pocket expenses. Any reimbursement payable pursuant to this Section 4.15 shall be paid as soon as administratively feasible upon request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred. This Section 4.15 shall survive the termination of this Agreement. In order to ensure that Employee’s termination of employment pursuant to Article III constitutes a Separation from Service, the services to be performed by Employee pursuant to this Section 4.15 shall not be more than insignificant services for the Company as provided under Treasury Regulation Section 1.409A-1(h)(ii).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written, by their duly authorized representatives.

COMPANY	IPC THE HOSPITALIST COMPANY,
a Delaware corporation

	By:	/s/ Adam D. Singer, M.D.
	Title:	Chief Executive Officer

EMPLOYEE	/s/ Richard Russell
RICHARD RUSSELL

EXHIBIT A

GENERAL RELEASE

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of IPC The Hospitalist Company, and each of its subsidiaries, associates, affiliates, successors, heirs, assigns, agents, managers, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent to the extent permissible under applicable law (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) HE HAS FORTY FIVE (45) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

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(C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this              day of                      ,              .

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